SOFTWARE DEVELOPMENT AND LICENSE AGREEMENT

This Software Development and License Agreement (the “Agreement”) is entered into and effective as of May 24, 2006 (the “Effective Date”), by and between WebChain Technology Inc., a Taiwan limited liability company located at 1F, No. 215 Bor-I Road, Taipei, Taiwan, R.O.C (“Licensee”), and IntelligenTek Corp., a California corporation located at NASA Research Park, Mail Stop 19-46, Room 1071, Moffett Field, CA 94035, USA (“Licensor”).  In consideration of the mutual covenants and agreements contained herein, Licensor and Licensee agree as follows:

Section 1. Definitions.

As used in this Agreement, capitalized terms not otherwise defined herein shall have the following meanings:

1.1

“Core Technology” means any and all technology owned or licensed by Licensor that will be combined with the Customized Technology for sale as the LPER Product.

1.2

“Customized Technology” means any and all technology developed by Licensor in connection with this Agreement, but not including the Core Technology.

1.3

“Intellectual Property Rights” means all current and future worldwide patents, patent applications, trade secrets, trade or service marks, copyrights, copyright registrations and applications therefore, and all other intellectual property rights and proprietary rights, whether arising under the laws of the United States of America, or any other state, country or jurisdiction.

1.4

“LPER Product” means that License Plate and Event Recognition system developed by Licensor, such product consisting of a combination of the Core Technology and Customized Technology.

1.5

“Territory” means Taiwan,

Section 2.  License.

2.1

License to Distribute and Market.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, during the term of this Agreement, an exclusive, nontransferable right and license to market and distribute the LPER Product to recognized governmental law enforcement agencies in the Territory, subject to the limitations set forth in Section 2.2. For the avoidance of doubt, Licensee shall not have any right or license to the Core Technology other than the right to distribute and market the Core Technology as an integrated solution with the LPER Product.  Licensor grants no other rights or licenses other than as expressly set forth in this Agreement.

2.2

Limitations to Exclusivity.  Licensee’s exclusive rights set forth in Section 2 are subject to Licensee’s annual revenue from sales of the LPER Product increasing 15% over the previous year (“Minimum Annual Increase”).  If Licensee’s yearly revenue for the LPER Product fails to achieve the Minimum Increase, then the exclusive rights in Section 2.1 shall convert to non-exclusive rights.  Furthermore, such exclusive rights shall convert to non-exclusive rights if Licensee’s annual revenue for any year is less than US$1,000,000.  Licensee shall make best efforts to market and license the LPER Product in the Territory.

2.3

Retention of Ownership; Restrictions.  Licensor retains all right, title and interest, including all Intellectual Property Rights and ownership rights, in and to the Core Technology, the Customized Technology and the LPER Product, and all modifications thereto.  Licensee agrees not to (and will not knowingly allow others to) reverse engineer, decompile, disassemble, or attempt to discover any source code or underlying ideas or algorithms of the object code of any portion of the LPER Product. Licensee agrees to promptly notify Licensor should it become aware of any modification, unauthorized use, or infringement of the LPER Product. Licensee may not reproduce, sublicense, distribute, transfer or dispose of, or otherwise use or exploit, any of the LPER Product, in whole or in part, other than as expressly permitted in this Agreement.  Licensee agrees not to sell or market other third party software title that is a direct competitor to the LPER Product in the Territory.

2.4

Branding.  Licensee shall provide to Licensor the names, graphics, icons and other material of the LPER Product (“Branding Material”) prior to use, and such Branding Material is subject to Licensor approval.  Licensee shall place a Licensor approved graphic stating that the LPER Product is “Enabled by IntelligenTek” (or other similarly approved language), on all Branding Material, screen shots, retail packaging, in the manual of the LPER Product, on the section of Licensee’s website promoting the LPER Product, or as otherwise suggested by Licensor.  Licensee shall have a non-exclusive license to use Licensor’s trademarks in connection with marketing and distributing the LPER Product.

2.5

License to End User Customers.  Licensee shall require all end users to enter an end user license agreement with the appropriate restrictions usually contained in such end user agreements.

Section 3.  Software Delivery and Acceptance.

3.1

Delivery of LPER Product.  Licensor shall make commercially reasonable efforts to provide the LPER Product in accordance with the specifications set forth on Exhibit A within 105 days of the Effective Date of this Agreement.

3.2

Acceptance or Rejection.  Upon receipt of the LPER Product, Licensee shall test and verify the LPER Product and shall have thirty (30) days to provide written notice of its acceptance, not to be unreasonably withheld, or rejection of the LPER Product.  If Licensee does not provide such notice within the specified time, then the LPER Product shall be deemed to have been accepted by Licensee.  If Licensee rejects the LPER Product, Licensee shall provide written notice for the rejection with sufficient specificity to permit Licensor to correct the deficiency giving rise to the rejection.  Licensor shall have thirty (30) business days after receipt of a rejection notice to correct the deficiency or provide proposal to correct the deficiency.  If Licensor fails to correct the deficiency and provide an LPER Product acceptable to Licensee, with such acceptance not to be unreasonably withheld, both parties shall cooperate in good faith to extend any deadlines and to develop an acceptable product.

Section 4.  Product and Technical Support.

For two (2) years after acceptance of the LPER Product by Licensee, Licensor will make reasonable commercial efforts to identify, correct and provide an updated version of the LPER Product.  Licensee will be responsible for providing all end user technical support for the LPER Product.

Section 5. Royalties; Payments; Accounting.

5.1

Development Payment.  Licensee’s share of the development costs for the LPER Product is NT$1,500,000 (“Licensee’s Development Cost”). Licensee shall pay Licensor 20% of Licensee’s Development Cost on the date of execution of this Agreement.  Licensee shall pay 30% of Licensee’s Development Cost upon the completion of the system test and documentation, as specified in Exhibit A the (“System Test”).  Both parties shall make commercially reasonable efforts to cooperate and complete the System Test within thirty (30) days from the Effective Date.  Licensee shall pay the remaining 50% upon Licensee’s approval of the LPER Product as provided in Section 3 and as specified on Exhibit A.

5.2

Royalty Payments.  Licensee shall pay no royalties for sales of the LPER Product up to NT$1,500,000. For all sales above NT$1,500,000, Licensee shall pay to Licensor, a royalty of 30% of the revenue from such sales.  Licensor shall make no payments to Licensee for sales made by Licensor of the LPER Product up to NT$1,720,000.  For all such sales above NT$1,720,000, Licensor shall pay Licensee 10% of revenue generated from such sales, in consideration of the Licensee’s Development Costs.  Within ninety (90) days following the end of each quarter, the parties will provide each other with an accounting of all LPER Product sold, less returns or advances, in the preceding quarter, together with any royalty payments payable under this Agreement.

5.3

Right to Audit. The parties may, at their own expense and by providing the other party with at least thirty (30) days written notice, audit the other party’s accounting records for the previous twelve (12) calendar months, for the sole purpose of verifying the accuracy of royalty payments. In the event that the results of the audit indicate that there has been any underpayment, then the audited party will promptly pay to the auditing party the amount of the shortfall (together with interest thereon at the rate of 1.5% per month or the highest rate permitted by applicable law, whichever is lower, calculated from the date on which the amount(s) in question should have been paid). If the audit establishes that there has been an underpayment of the greater of Ten Thousand U.S. Dollars ($10,000) or Five Percent (5%) or more of all payments due for the period covered by the audit, then the audited party shall pay, in addition to such shortfall plus interest thereon as calculated above, all expenses in connection with the audit, without limiting any other rights or remedies that may be available to the auditing party.

Section 6.  Confidentiality.

6.1 Confidential Information. Both parties agree to retain in strict confidence all information disclosed to the other party that the disclosing party has designated as being confidential in writing or, if disclosed orally, designated as confidential in writing within thirty (30) days thereof (“Confidential Information”).  Notwithstanding the foregoing, Confidential Information shall include information that the receiving party knew or should have known that such disclosures were treated as confidential by the disclosing party. The terms and conditions of this Agreement including its Exhibits shall be considered Confidential Information. “Confidential Information” will not include information that: (a) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving party; (b) the receiving party can demonstrate to have had rightfully in its possession and without restriction, prior to disclosure hereunder; (c) is independently developed by the receiving party without use of the disclosing party’s Confidential Information, as can be shown by the written records of the receiving party; (d) is lawfully obtained from a third party who has the right to make such disclosure; or (e) is released for publication by the disclosing party in writing.  A receiving party also may disclose Confidential Information to the extent required by a court or other governmental authority, provided that the receiving party promptly notifies the disclosing party of the disclosure requirement and cooperates with the disclosing party (at the latter’s expense and at its request) to resist or limit the disclosure.

6.2 Protection of Confidential Information.  Each party agrees to protect the other’s Confidential Information to the same extent that it protects its own confidential information of a similar nature and shall take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information to third parties. If either party provides Confidential Information of the other party to any third party contractor to perform its obligations under this Agreement, then it will ensure that such third party has entered into a written confidentiality agreement protecting such Confidential Information from unauthorized disclosure or improper use.  Each party’s obligation not to disclose Confidential Information shall survive until such information is no longer Confidential..

Section 7.  Warranty, Disclaimer and Indemnity.

Licensor warrants to Licensee that it is the owner of and has the right to license the Core Technology. LICENSOR DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE LPER PRODUCT, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE.

Licensor shall indemnify, hold harmless and, at Licensee’s request, defend Licensee from and against any and all claims, damages, losses, and liabilities that are attributable to such claim that the Core Technology violates or infringes any third party intellectual property right; provided that: (a) Licensee gives Licensor prompt notice in writing of any such claim and permits Licensor, through counsel of its own choosing, to resolve all such charges of infringement and defend any such claim or suit; (b) Licensee provides Licensor information, assistance and authority to enable Licensor to defend such claim; and (c) Licensor shall not be responsible for any settlement made by Licensee without Licensor’s prior written permission.

Section 8.  Limitation of Liability.

UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY THIRD PARTY FOR ANY INCIDENTAL, SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE LPER PRODUCT OR OTHERWISE, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF DATA, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES OR FOR ANY CLAIM OR DEMAND AGAINST EITHER PARTY BY ANY OTHER PARTY, OR OTHER PECUNIARY LOSS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL EITHER PARTY’S AGGREGATE LIABILITY FOR ANY AND ALL CLAIMS RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT, OR ANY OTHER THEORY OF LIABILITY, EXCEED THE FEES PAID BY LICENSEE UNDER THIS AGREEMENT DURING THE 12 MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY.

Section 9.  Breach and Termination.

This Agreement may be terminated by either party with thirty (30) days prior written notice if the other party continues to materially fail to perform or comply with this Agreement or any of its provisions, after receiving written notice of such non-compliance. Each party’s respective rights and obligations pursuant to Sections 2.3 (“Retention of Ownership; Restrictions”), 5.3 (“Right to Audit”), 6 (“Confidentiality”), 8 (“Limitation of Liability”), 9 (“Breach and Termination”) and 10 (“General”), shall survive expiration or termination of this Agreement; provided, however, the last sentence of Section 2.3 regarding non-competition shall not survive the termination of this Agreement, and Licensee shall be free to sell competitive products upon the termination of this Agreement.

Section 10.  General.

10.1

Trade Restrictions. Licensee agrees and certifies to use best efforts to ensure that the LPER Product will not be given, distributed, leased, or otherwise made available to any person, business, entity, governmental unit or government in or of any country which the United States Government, through the Department of Commerce or any other department, lists as a country to whom the distribution or lease of the LPER Product is prohibited by law.

10.2

Entire Agreement. This Agreement, including the recitals and all exhibits, as well as the Non-Disclosure Agreement, constitutes the entire agreement between the parties with respect to the subject matter herein, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, regarding such subject matter.  The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions.

10.3

Applicable Law; Personal Jurisdiction; Venue.  This Agreement shall be construed in accordance with, and all disputes hereunder shall be governed by, the laws of the State of California.  All parties to this Agreement agree to submit to personal jurisdiction in the County of Santa Clara, State of California, United States of America.  Any dispute that arises under or relates to this Agreement (whether contract, tort or both) shall exclusively be resolved in the applicable Federal or state court in the County of Santa Clara, State of California, United States of America.  The parties agree that either party’s breach under this Agreement could cause irreparable harm to the non-breaching party.  In addition to any other remedies available at law or in equity, the parties agree that, in the event of any such breach, the non-breaching party will have the right to apply, without the need for posting any bond or comparable security, for the entry of an immediate order to restrain or enjoin the breach and otherwise specifically to enforce the applicable provision of this Agreement.  If any party institutes any action or proceeding in connection with this Agreement, the prevailing party shall be entitled, in addition to such other relief as may be granted, to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, reasonable attorneys' fees (including pre-judgment and post-judgment) and costs.

10.4 Miscellaneous.  This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.  No supplement, modification or amendment to this Agreement will be binding unless executed in writing by both parties.  Any term or provision of this Agreement may be waived in writing at any time by the party entitled to the benefit thereof.  No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. Neither party may assign its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other party, provided, however, that Licensor may assign this Agreement in connection with a merger, sale of assets, reorganization or similar transaction where a majority of the equity interest of Licensor is transferred.

10.5 Successor.  This agreement supersedes all previous agreements either written or oral.

The parties have signed and delivered this Agreement as of the date first above written.

“Licensor”

“Licensee”

By:________________________

By:________________________

Sherman Hsieh

Title:  CEO

Title:  CEO

EXHIBIT A

Appendix I : Specification for License Plate Recognition.

The LPR software package should be able to read the video data recorded by the DVR provided by this special project, and the package should not limited the angle of projective view of the digital camera.

A.  The functions required:

1.  Norman people:

a.

Because of passing route of vehicles and the  view angle of camera, the software has to be able to effectively recognize single sheet image.

b.

The LPR system need to be capable of effectively recognize vehicles which reach the speed up to 80 km/hour.

c.

The LPR system shall work under all-weather and 7x24 conditions:

Recognition Rate =

It need to reach at least 90% .

2.  Recognizable fuzzy License Plate :  has to be able to effectively recognize single fuzzy/obscure image of  License Plates.

3. Unrecognizable License Plate : If there are many related license plate image, the LPR package need to effectively recognize the license plates.

B.  Data creation result from LPR system:

1.  Recognizable image :  after License Plates are detected and identified, the LPR system need to translate the image into text (Please refer to the attached list five) stored in database files to provide the following quiry functions:

a.  Produce alarm while processing if the target license plate is found.

b. Support the wildcard character (wildcard:?*) inquiry after entire LPR search is done.

2.Unrecognizable License Plate: has to provide inquiry function:

a. If part of license plate characters are recognize, it need to store the text (recognized) with wildcard (unrecognizable) to support wildcard queries.

3.  Able to hyperlink from query result to the original image.

C.  Forgery-proof:

In order to prevent forgery of image, the system has to provide putting watermark on the original image.

Appendix II : Project schedule and cost of Appendix I.

Detailed License Plate Identification 4 WebChain.xls. LPRv1 Payment

Appendix III : Future extendibility of LPR system.

1. Image Recognition :

a.  Partial recognizable image: will be able to store text and image together for SQL query.

b. Complete unrecognizable image: Shall be able to store localized license plate and vehicles image; it also provides the basic shape (eccentric) and color search.

(This is the focus of  the 2nd  version)

2.  The LPR system has to provide object information to Geographical Information System (GIS) for Crime Analysis. It can automatically tracks scoundrel parameters such as escaping speed and direction; the combined system use the detected camera as center to sends out alarm to all cameras within a predefined radius to track the scoundrel in the scope recursively.

(This is the focus of the 3rd version by using FPGA in this real-time system)

3.  The LPR system will further provide Forensic Analysis capability for the video data, it is used to distinguish it with touch recognizable audio-visual data for prosecutor to handle cases.

(This is the focus of the 4th  version)

4.  This system must work under an open environment, for example it can extend the network to unify with the neighborhood supervisory system, to make the surveillance system for community/neighborhood watch.

5. Able to search vast of video data, the LPR system maybe further used in database management and the Data mining applications.

6.  Provide the traffic flow and the traffic accident data statistics report for in the future the decision analysis.

Appendix IV : Project schedule and cost of Appendix III.

DetailsLicensePlateIdentification4WebChain.xls：LPR phase2

Attached list five

1. The output form has at least by the bottom rail position :

Licence#	Camera ID	Time Start	Time End	Detection Confidence	File name	File offset	…
MFR-828	X-12-1	3/28/06 13:11:00	3/28/06 13:11:01
2N-4988	D-5-16	3/28/06 13:11:08	3/28/06 13:11:09

2. Each camera musts the unusual below input field position.

Camera ID	Managing unit	DVR	Camera	covered distance	GIS ID or coordinate …
X-12-1	XXPolice bureau	12	1	80 (meter)
D-5-16	YY In	5	16	80

ification for System Test (for 30% payment)Specifications for LPER Prod